Exhibit T3A-4

This is a translation into English of the official Portuguese version of the articles of incorporation of a Brazilian corporation. In the event of a conflict between the English and Portuguese texts, the Portuguese text shall prevail. The term “Em Recuperação Judicial” has been added to the legal name of the entity to indicate that the entity is currently undergoing a judicial reorganization process in Brazil.

[LOGO:  REPÚBLICA FEDERATIVA DO BRASIL
ANTONIO DARI ANTUNES ZHBANOVA]

TRADUÇÃO N° TRANSLATION No.	36871	LIVRO N° BOOK No.	153	FOLHA N° PAGE No. 1

THE UNDERSIGNED, CERTIFIED PUBLIC TRANSLATOR, DULY SWORN AND REGISTERED WITH THE BOARD OF TRADE OF THE STATE OF PERNAMBUCO UNDER NO. 406 HEREBY CERTIFIES THAT A DOCUMENT, WRITTEN IN PORTUGUESE WAS PRESENTED FOR TRANSLATION INTO ENGLISH, WHICH HAS BEEN DONE TO THE BEST OF HIS KNOWLEDGE AS FOLLOWS:

JUCESP PROTOCOL
0.197.682/17-0.
[bar code]

CONSTRUTORA OAS S.A. – in court-supervised reorganization
CNPJ/MF no. 14.310.577/0001-04
NIRE 35.3.0044723-9
MINUTES OF THE SPECIAL MEETING
HELD ON JANUARY 31, 2017

1. DATE, TIME, AND PLACE:  Held on January 31, 2017, at 10:00 a.m., at the headquarters of the Company, located in the City of São Paulo, State of São Paulo, at Avenida Francisco Matarazzo, no. 1.350, 17° andar, sala 1701, bairro Água Branca, CEP 05001-100.

2. CALL AND ATTENDANCE:  Publication of call exempted, as per the provisions of paragraph 4 of Article 124 of Act no. 6.404, dated December 15, 1976 (“LSA”), due to the presence to the meeting of the sole shareholder of the Company, representing the totality of the capital stock, as per the signature contained in the Book of Attendance of Shareholders.

3. BOARD:  The works were chaired by Mr. Luiz Gustavo Libório Vianna and Mr. Josedir Barreto dos Santos was invited to act as the secretary.

4. AGENDA:  Resolve upon:  (i) the waiver of members of the Management of the Company; (ii) the reorganization of the management of the Company; (iii) the reorganization of the corporate governance of the Company; (iv) the election of members of the Management of the Company; (v) the consolidation of the Articles of Incorporation of the Company.

5. RESOLUTIONS:  After discussing the agenda, the present shareholders have unanimously resolved the following, without any restrictions:

5.1 Acknowledge the waivers of Messrs.  (i) Alexandre Louzada Tourinho, from the position of Financial Officer; (ii) Fernando Antônio Quintas Alves Filho, from the office of Superintendent Officer; (iii) Francisco Germano Batista da Silva, from the position of Superintendent Officer; and (iv) Leonardo Fracassi Costa, from the position of Superintendent Officer, according to the letters of waiver received by the Company on this date, archived in its main offices.  The waiving Officers grant to the Company full and irrevocable release in relation to the period in which they acted as Officer of the Company.

5.2 Extinguish the positions of:  (i) Financial Officer; (ii) Administrative Officer; (iii) Superintendent Officer; (iv) Legal Officer; and (v) Institutional Operations Officer of the Company, and create the title of Officer without specific designation.

5.3 As a result of the resolution above, the reorganization of the management of the company is hereby approved, which shall compete to a Management composed by four (4) members, residing in the Country, elected and dismissable, at any time, by the General Meeting, with a mandate of three (3) years, reelection permitted, with the following designation:  one (1) Chief Executive Officer and up to three (3) Officers without specific designation.

5.4 Approve the reorganization of the Corporative Governance of the Company.  As a result of this chance and of the change included in the item above, Chapters III, IV, and V of the Articles of Incorporation of the Company shall become effective with the wordings contained in the consolidated Articles of Incorporation attached hereto (Attachment I).

5.5 By virtue of the extinction of the position of Administrative Officer, (i) Mr. Luiz Gustavo Libório Vianna, Brazilian citizen, married, business administrator, bearer of the Identification Card (“RG”) no. 06.609.453-47 SSP/BA, registered with the CPF/MF under no. 778.412.715-49, domiciled in this capital, for the purposes of Article 149, Paragraph 2, of the Brazilian Corporations Act, at Av. Francisco Matarazzo, 1.350, 20° andar, Água Branca, CEP 05001-100, São Paulo/SP is hereby elected for the position of Officer without specific designation of the Company, with mandate effective as of this date and expiring in the General Ordinary Meeting of the Company to be held in 2019, with reelection being permitted.

5.6 The Officer elected herein accepted the position to which he has been nominated, having expressly declared, for all legal purposes and effects, not to be impeded, by special law, from exercising the management of the company, nor to have been convicted (or under the effect of conviction):  (i) to penalty that prohibits, even if provisionally, the access to public offices; (ii) for crime of bankruptcy, malfeasance, bribery or corruption, concussion, or peculate; (iii) for to crime against the public economy, the national financial system, the antitrust regulations, the consumption relations, the public faith, or to the property.  The Officer elected herein will be empowered in this title against the signature of the term of possession registered in specific book.

5.7 Determine that the Management of the Company, after the waivers and election above, will be composed as described below, all with mandate until the General Ordinary Meeting to be held in 2019; (i) for the position of Chief Executive Officer, Mr. Elmar Juan Passos Varjão Bomfiin, Brazilian citizen, married, civil engineer, bearer of the Identification Card no. 01.997.911.80 SSP/BA, registered with the CPF/MF under no. 362.283.545-15, domiciled in this capital, for the purposes of Article 149, paragraph 2, of the Brazilian Corporations Act, at Av. Francisco Matarazzo, 1.350, 20° andar, Água Branca, São Paulo/SP.(ii) for the position of director without specific designation, Mr. Luiz Gustavo Libório Vianna, Brazilian citizen, married, civil administrator, bearer of the Identification Card no. 06.609.453-47 SSP/BA, registered with the CPF/MF under no. 778.412.715-49,both domiciled in this capital, for the purposes of Article 149, paragraph 2, of the Brazilian Corporations Act, at Av. Francisco Matarazzo, 1.350, 20° andar, Água Branca, São Paulo/SP

5.8 In light of the resolutions above, the consolidation of the Articles of Incorporation of the Company shall be approved, which shall become effective with the wording contained in Attachment I hereto.

6. CLOSURE:  Nothing further for discussion, the meeting was closed, followed by the production of the respective minutes, which have been read and found compliant, being signed by all present.  Board:  Luiz Gustavo Libório Vianna – Chairman; Josedir Barreto dos Santos – Secretary.  Shareholders Present:  OAS S.A. – in court-supervised reorganization (p. Josedir Barreto dos Santos) and OAS Engenharia S.A. (p. Luiz Gustavo Libório Vianna).  These minutes are written in the form of a summary, under the terms of Article 130, paragraph one, of the Brazilian Corporations Act, and is a faithful copy of the original registered in specific book.

São Paulo, January 31, 2017
Signed:  [Illegible signature]
Luiz Gustavo Libório Vianna
Chairman

[The first document bears the following stamps:  “JUCESP March 7, 2017”, and “Secretariat of Economic Development, Science, Technology, and Innovation – JUCESP Signed:  [illegible signature] Flávia R. Britto Gonçalves – Secretary General.  I certify the registry under no. 110.055/17-2”, followed by a barcode.]

Attachment I to the Special Meeting of Construtora OAS S.A. – in court-supervised reorganization, held on January 31, 2017.

CONSTRUTORA OAS S.A. – in court-supervised reorganization
CNPJ/MF no. 14.310.577/0001-04
NIRE 35.3.0044723-9
ARTICLES OF INCORPORATION

CHAPTER I
NAME, DURATION, MAIN OFFICES, AND CORPORATE PURPOSE

Article 1 -- CONSTRUTORA OAS S.A. – in court-supervised reorganization is a business corporation, governed by these Articles of Incorporation and by the legal provisions applicable thereto, especially Act no. 6.404, dated December 15, 1976 (“LSA”, the Brazilian Corporations Act), and its subsequent amendments, effective for undetermined term of duration.

Article 2 – The Company shall have its main offices and court at Avenida Francisco Matarazzo, no. 1.350, 17° andar, bairro Água Branca, CEP 05001-100, São Paulo – SP, where its administrative office will operate, being able to open branches, departments, offices, and representations in any location of the country or abroad, against resolution by the General Meeting.

Article 3 – The Company has as its corporate purpose the exploitation of the activity of civil engineering and civil and heavy construction industry; including the management and execution of designs and works; importing and exporting in general; purchase and sale of materials, machinery, and equipment; purchase and sale of real estate property; leasing of movable property, improvement and exploitation of ore beds; drainage and transport services; maritime, fluvial and lake navigation; industrial maintenance and assembly, electrical, electronic, electromechanical, and mechanical installations and assemblies; always when of the interest of the company, being able to incorporate and participate of joint ventures and hold interest as a member or shareholder of other companies in Brazil and overseas.

CHAPTER II
CAPITAL STOCK AND SHARES

Article 4 – The capital subscribed and fully paid is of one billion, two hundred and thirty-three million, eight hundred and ninety-five thousand, three hundred and sixteen Reais (BRL 1,233,895,316.00), divided into one billion, two hundred and thirty-three million, eight hundred and ninety-five thousand, three hundred and sixteen (BRL 1,233,895,316) common shares, nominative and without par value.

Article 5 – The shares of the Company assure the rights granted by the Law to the shares of each type.

Paragraph One:  Each common share will entitle its holder to one vote in the resolutions of the General Meetings.

Paragraph Two:  The Company, under the terms of the Law, may acquire shares of its issuance, for cancellation or maintenance in treasury for subsequent disposal, against authorization of the General Meeting.

Paragraph Three:  The Company may hired an authorized institution to perform services of certificate issuing agent, the bookkeeping, and the custody of books of records and transfer of shares.

CHAPTER III
MANAGEMENT

Article 6 – The Company shall be managed by an Executive Management, with the powers granted by Law and by these Articles of Incorporation, being represented both actively and passively under the terms of Article 11 of these Articles of Incorporation.

Paragraph One:  The compensation of the Executive Management will be determined by the General Meeting on an annually basis.

Paragraph Two:  The members of the Executive Management shall be empowered as per Article 149 of the Brazilian Corporations Act, with the requirements, hindrances, duties, obligations, and responsibility determined in the same Act, Article 145 to 158, exempting the constitution of pledge as a collateral for the managements.

Article 7 – The Executive Management is composed by up to four (4) Officers, residing in the Country, elected and dismissable, at any time, by the General Meeting, with a mandate of three (3) years, reelection permitted, with the following designation:  one (1) Chief Executive Officer and up to three (3) Officers without specific designation.

Paragraph One:  At the end of their mandates, the Officers shall remain in their positions until the possession of the new Officers.

Paragraph Two:  Any Officer may specifically indicate, in writing, any other member of the Management to act as a substitute in cases of absence of hindrances that are temporary, with the substitute holding his/her own voting right and the voting right of the substituted member.

Paragraph Three:  In case of definitive vacancy or hindrance of member of the Management, the substitute will be elected by the General Meeting and shall exercise, as the case may be, the attributions for the remaining time of the mandate of the substituted officer.

CHAPTER IV
OPERATION OF THE EXECUTIVE MANAGEMENT

Article 8 – The Management shall meet whenever required by the corporate interests, and the meetings shall be called by any of the Officers, in writing – by means of letter, e-mail, or any other mean of communication with proof of receipt – and shall contain the agenda, in addition to the location, date, and time of the meeting.  The calls shall, whenever possible, submit the proposals or documents to be discussed or appreciated.

Paragraph One:  The meetings of the Management will be installed with the totality of their members on duty, being chaired by the Chief Executive Officer.  The Officer will be considered as present to the meeting when, at the time, he/she (i) is represented by substitute indicated as per

Paragraph Two of Article 7 above, (ii) is participating of the meeting by telephone, video conference, or by any other mean of communication that allows the identification of the Officer and the simultaneous communication with the other persons present in the meeting, or (iii) that has send his/her vote in writing; with the chairman of the meeting, in the cases of items (ii) and (iii) above, being invested with the powers to sign the respective minutes of the Shareholders Meeting on behalf of the Officer that is not physically present.

Paragraph Two:  The meetings of the Management will be held preferably at the main offices of the Company.

Paragraph Three:  All resolutions of the Management will be taken by the favorable vote of the majority present.

Paragraph Four:  In case of draw, whereas an impasse exists among the Officers, the subject matter object of the discussion and impasse will be decided by the Chief Executive Officer, as per item “iii” of Article 10.

Paragraph Five:  All resolutions of the Management shall be included in the minutes registered in the respective book of minutes of the Management, and signed by the members of the Management that were present, observing the provisions at the end of Paragraph One above.

CHAPTER V
COMPETENCE OF THE MANAGEMENT AND REPRESENTATION

Article 9 – The Officers, observing the provisions of Article 11 of these Articles of Incorporation, shall:

(i)	propose to the General Meeting the fundamental guidelines, within the objectives and goals of the Company, for examination and deliberation.

(ii)
assure the good development of the corporate businesses, decide and carry out all acts necessary for the consecution of the object of the Company, provided that not of the exclusive competence of the General Meeting and also not requiring prior approval as per these Articles of Incorporation;

(iii)	contract, within the purposes of the Company, with individuals or legal entities, public or private, national or foreign;

(iv)
elaborate and present at the end of each fiscal year the Financial Statements, as per the Brazilian Corporations Act, in conjunction with the Report by the Independent Auditors, for appreciation by the Tax Council, if installed, and approval by the General Meeting;

(v)	elaborate the budget of the Company;

(vi)	approve the rules, regulations, and manuals of the Company, always communicating the General Meeting; and

(vii)
represent the Company, either as a plaintiff or defendant, in and out of court, before any third parties, financial institutions, federal, state, or municipal public agencies, as well as carry out all acts necessary or convenient to the management of the corporate activities, observing the limits set forth by law or in these Articles of Incorporation.

Sole Paragraph.  Are expressly prohibited, being deemed void and unenforceable in relation to the Company, the acts of any members, Officers, or representatives of the Company involving the Company in obligations related to businesses or transactions odd to its corporate purpose.

Article 10 – The Chief Executive Officer shall, exclusively, among other attributions established to the title:

(i)	oversight and coordinate the activities of the Company;

(ii)
submit to the shareholders of the Company, whenever favorable resolved by the Management of the Company, proposals duly grounded for the approval, amendment, modification, and/or review, as applicable, of the policy of financial subjects and investments, the business plan and/or the annual budget of the Company, with the documentation necessary for such;

(iii)	exercise the quality vote in eventual cases of draw in the resolutions of the Management, regardless of the individual vote assured in such resolutions; and

(iv)	indicate the other members of the Management for election by the shareholders of the Company, under the terms of these Articles of Incorporation.

Article 11 – Observing the exceptions contained in these Articles of Incorporation, including in Paragraphs Two and Three, the acts and operations of management of the corporate activities implying responsibility or obligation to the Company or that exempt it from obligations against third parties, may be exercised by (i) any Officer individually; or (ii) one (1) attorney, observing the appointment of attorneys as per Paragraph One hereof.

Paragraph One:  The Company may, with the signature of one (1) Officer – or of two (2) Officers, in conjunction, provided that for the purposes of Paragraph Two below – appoint attorneys, vesting them with the specific powers of administration, for mandate not longer than two (2) years, except the powers of the ‘ad judicia’ clause, or for the defense of the interests of the Company in administrative procedures, which may be granted for undetermined period.

Paragraph Two:  It is hereby agreed that the acts listed below will depend on the joint signature of (a) two (2) Officers; (b) one (1) Officer and one (1) attorney, under the limits of the powers granted; or (c) two (2) attorneys, under the limits of the powers granted:

(i)
execution of agreements of loan, financing, derivative, credit assignment, and any financial agreement and respective guarantees, above five million Reais (BRL 5,000,000), except for loans made between companies of Group OAS;

(ii)
issuance and endorsement for the purposes of discount, pledge or collection, signature of bordereaux, receipt and release in trade notes issued by the Company, with value greater than five million Reais (BRL 5,000,000);

(iii)
concession of security and/or collateral, including letters of credit, bank collateral and insurance, except for guarantees conceded in lease agreements and except insurance resulting from the contracting of engineering service, for which individual representation will be permitted by any Officer;

(iv)	acquisition, encumbrance, and/or disposal of quotas or shares of companies in which the Company or companies its economic group is part, observing the provisions of the paragraph below:

(v)	disposal, acquisition, and/or encumbrance of real estate property on behalf of the Company.

Paragraph Three:  The practice of the following acts depends on the prior and written approval of shareholders representing the majority of the capital stock:

(i)
the disposal, acquisition, and/or encumbrance of corporate interest, in amount greater than ten million Reais (BRL 10,000,000), except for the purpose of assuring financing to the projects in which the Company or companies of its economic group is a direct or indirect participant, as a quotaholder or shareholder;

(ii)
concession of collateral, pledge, and accord and satisfaction of assets as guarantee for: a) activities odd to the corporate purpose, or b) companies that are not of the same economic group of the Company, i.e., that do not control, are not controlled, or are not under the common control, directly or indirectly, of the Company;

(iii)	the orientation of the vote of the Company in companies in which the Company is an indirect controller, regarding the issues contained in items “iii” and “viii” of Article 16 below; and

(iv)	the approval, by the Company, of the issues contained in items “iii” and “viii” of Article 16 below, in relation to companies of which the Company is the controller.

CHAPTER VI
TAX COUNCIL

Article 12 – The Tax Council will only be installed in the fiscal years in which it is demanded by means of resolution of the shareholders, as set forth by Law.

Article 13 – The Tax Council, when installed, will be composed by at least three (3) and no more than five (5) members and by equal number of substitutes, elected by the General Shareholders Meeting, being permitted reelection, with the attributions and mandates set forth by Law.

Paragraph One:  The compensation of the members of the Tax Council will be established by the General Shareholders Meeting of election.

Paragraph Two:  The Tax Council, regarding the rules of election, will be applied the requirements, hindrances, empowerment, obligations, duties, and responsibilities as per the Brazilian Corporations Act, Articles 161 to 165, and respective paragraphs, items, and numerals.

CHAPTER VII
GENERAL MEETINGS

Article 14 – Observing the legislation in force, the General Meeting shall be called in the following order:

(i)	by any of the Officers; or

(ii)	by the persons legally qualified under the terms of the Brazilian Corporations Act.

Paragraph One:  The works of the General Meeting shall be managed by a board consisting of chairman and secretary, chosen by the shareholders present.

Paragraph Two:  The Meetings shall be held and the resolutions shall be made based on the quorum set forth by the legislation in force.

Article 15 – The General Meetings shall be held:

(i)	ordinarily and annually, with the purpose set forth by Article 132 of the Brazilian Corporations Act, in the first four months following the end of the fiscal year; and

(ii)	extraordinarily, always when required by the corporate interests.

Sole Paragraph:  The group of shareholders and group of foreign shareholders shall not exercise, in each general meeting, number of votes greater than two-thirds (2/3) of the total of votes that may be exercised by the Brazilian shareholders present.

Article 16 – The General Meeting, in addition to other issues indicated by law or herein:

(i)	the reformulation of these Articles of Incorporation;

(ii)	the election and dismissal of administrators of the Company;

(iii)	the determination and change of the remuneration of the administrators and the criteria of participation in the profits of the Company;

(iv)	the approval of accounts and of the financial statements;

(v)	the issuance of debentures;

(vi)	the valuation of assets that the shareholder contributes for the formation of the capital stock;

(vii)	the transformation, merger, incorporation, and split of the Company;

(viii)	the declaration or request for bankruptcy, court-supervised or extra-judicial reorganization, dissolution, liquidation, or cease of the state of liquidation of the Company;

(ix)	the destination of the net profit and distribution of dividends;

(x)	the change of the characteristics, rights, or benefits of the existing shares and the creation and issuance of other classes or types of shares; and

(xi)	the reduction of the compulsory dividend.

CHAPTER VIII
FISCAL YEAR, PROFIT, AND DIVIDENDS

Article 17 – The fiscal year will begin on January 1st and will end on December 31st of each year, when the balance sheet and the financial statements required by law are elaborated.

Article 18 – Accumulated losses, if any, and the Income Tax provision will be calculated based on the result for the year, as per the legislation in force.

Article 19 – After the deductions mentioned in the Article above, the General Meeting may attribute to the administrators and employees a participation on remaining profits, observing the legal provisions applicable.

Article 20 – The balance, after deducting the participations in the result, will determine the net profit for the year, which shall be object of proposal to the General Meeting, and will have the following destination:

(i)	five percent (5%) for the constitution of Legal Reserve, which shall not exceed twenty percent (20%) of the Capital Stock;

(ii)	formation of Contingency Reserves, if necessary;

(iii)	constitution of Reserves of Profit to Realize, if the case, as set forth by the law;

(iv)
payment of annual, compulsory dividends of at least twenty-five percent (25%) over the net profit for the year, adjusted according to the law and pursuant to the deductions set forth in items (i), (ii), and (iii) above; and

(v)	the General Meeting shall resolve upon the destination of the remaining balance of the net profit for the year.

Article 21 – The Company may elaborate monthly balance sheets and decide upon them in relation to the payment of dividends.

Sole Paragraph:  The Executive Management may declare intermediate dividends to the account of profit reserve verified in the Balance Sheet.

CHAPTER IX
LIQUIDATION

Article 22 – The Company shall be liquidated in the cases set forth by law, and the General Meeting shall elect the liquidator and the member of the Tax Council that will work in the period of liquidation, establishing their remuneration.

Document compliant with the original registered in specific book.
São Paulo, January 31, 2017.

Signed:  [illegible signature]
Luiz Gustavo Libório Vianna
Chairman

[All pages of the document are initialed and bear an initialed stamp with the following content:  “OAS – LEGAL”.].

IN WITNESS THEREOF, I SET MY HAND IN THE CITY OF SÃO PAULO, STATE OF SÃO PAULO, FEDERATIVE REPUBLIC OF BRAZIL.

São Paulo, April 07, 2017.